Exhibit 4.14 [Bindende deutsche Fassung. [Eng!ische Oberset::.ung nur ::.u Binding German version.] !riformations:::wecken. English translation for infor mation purposes on(v.] Dienstvertrag fiir Managing Director geschaftsfiihrenden Service Agreement Direktor zwischen between Spark Networks SE mit Sitz in Mtinchen (ktinftig: Berlin), registered in Munich (in the future: Berlin), ve11reten <lurch den Verwaltungsrat, dieser represented by the administrative board (Ver vertreten <lurchden waltungsrat), the latter represented by the Verwaltungsratsvorsitzenden chairman of the administrative board (nachfolgend die ,,Gesellschaft") (hereinafterthe "Company") und and Robert O'Hare 250 West Street Apt 7H, New York, NY 10013 (nachfolgend der (hereinafterthe ,,Geschaftsfi.ihrende Direktor") "Managing Director") /1482 l -1325-5250v4

[*Bindende deutsche Fassung. Binding German version.*]

[*Englische Übersetzung nur zu Informationszwecken. English translation for information purposes only.*]

# Dienstvertrag für geschäftsführenden Direktor

# Managing Director Service Agreement

zwischen

between

**Spark Networks SE**

mit Sitz in München (künftig: Berlin), vertreten durch den Verwaltungsrat, dieser vertreten durch den Verwaltungsratsvorsitzenden

registered in Munich (in the future: Berlin), represented by the administrative board (*Verwaltungsrat*), the latter represented by the chairman of the administrative board

(nachfolgend die „Gesellschaft")

(hereinafter the "Company")

und

and

**Robert O'Hare**

250 West Street

Apt 7H, New York, NY 10013

(nachfolgend der „Geschäftsführende Direktor")

(hereinafter the "Managing Director")

(Gesellschaft und Geschäftsführender Direktor nachfolgend zusammen die „Parteien" und einzeln jeweils eine „Partei").

(Company and Managing Director collectively hereinafter the "Parties", and each a "Party").

**Präambel**

Der Geschäftsführende Direktor ist durch Beschluss des Verwaltungsrats der Gesellschaft („Verwaltungsrat") vom 01. November 2017 mit Wirkung auf den 3. November 2017 24 Uhr zeitlich unbefristet zum geschäftsführenden Direktor der Gesellschaft bestellt worden. Der Geschäftsführende Direktor ist ferner Director der Spark Networks, Inc., einer US-Tochtergesellschaft der Gesellschaft, und wird dort die Aufgabe des CEO von Spark Networks, Inc. übernehmen (die "Spark Inc. Tätigkeit"),. Zur Regelung des Anstellungsverhältnisses als geschäftsführender Direktor der Gesellschaft wird der nachfolgende Dienstvertrag geschlossen. Die Spark Inc. Tätigkeit des Geschäftsführenden Direktors wird ausschließlich durch einen gesonderten Dienstvertrag zwischen dem Geschäftsführenden Direktor und der Spark Networks, Inc. geregelt.

Dies vorausgeschickt, vereinbaren die Parteien das Folgende:

**Preamble**

The Managing Director has been appointed as managing director of the Company by resolution of the Company's administrative board ("Administrative Board") dated November 1, 2017, with the effective date November 3, 2017 at midnight for an indefinite period of time. The Managing Director is also director of Spark Networks, Inc., a U.S. subsidiary of the Company, and will assume the office of a chief executive officer (CEO) of Spark Networks, Inc. (the "Spark Inc. Services"). In order to govern the employment as managing director of the Company, the following service agreement will be concluded. The Spark Inc. Services of the Managing Director are solely governed by a separate service agreement between the Managing Director and Spark Networks, Inc.

Now, therefore, the Parties hereby agree as follows:

**1. Aufgaben und Pflichten**

1.1 Der Geschäftsführende Direktor ist berechtigt und verpflichtet, die Gesellschaft nach Maßgabe der nachfolgenden Ziffern zu vertreten und die Geschäfte der Gesellschaft zu führen. Die Gesellschaft ist berechtigt, die Vertretungsbefugnis des Geschäftsführenden Direktors jederzeit zu ändern.

1.2 Der Geschäftsführende Direktor führt die Geschäfte der Gesellschaft nach

**1. Responsibilities and Duties**

1.1 The Managing Director shall be entitled and obligated to represent the Company in accordance with the following provisions and to manage the Company's business. The Company may change the authority of the Managing Director to represent the Company at any time.

1.2 The Managing Director shall manage the Company's business in compliance

Maßgabe der Gesetze, der Satzung der Gesellschaft, etwaiger Geschäftsordnungen für den Verwaltungsrat sowie für die geschäftsführenden Direktoren in ihrer jeweils gültigen Fassung, den Empfehlungen des Deutschen Corporate Governance Kodex in seiner jeweils geltenden Fassung (soweit diese jeweils von der Gesellschaft befolgt werden) sowie dieses Dienstvertrages.

with statutory law, the Company's articles of association, the rules of procedure (*Geschäftsordnung*) for the Administrative Board and for the managing directors as amended from time to time, the recommendations of the German Corporate Governance Codex as amended from time to time (to the extent complied with by the Company), and this service agreement.

1.3 Der Geschäftsführende Direktor hat die ihm obliegenden Pflichten mit der Sorgfalt eines ordentlichen und gewissenhaften Kaufmanns wahrzunehmen.

1.3 The Managing Director shall carry out the duties incumbent upon him with the due care and diligence of a prudent businessman.

1.4 Auf Wunsch der Gesellschaft übernimmt der Geschäftsführende Direktor auch Organstellungen und ähnliche Ämter in Gesellschaften, an denen die Gesellschaft unmittelbar oder mittelbar beteiligt oder mit denen sie im Sinne der §§ 15 ff. AktG verbunden ist (zusammen die „Gruppe“), sowie Ämter in Verbänden und ähnlichen Zusammenschlüssen, soweit hieran ein Interesse der Gesellschaft besteht. Die Übernahme solcher Aufgaben begründet keine weiteren Anstellungsverhältnisse. Sämtliche solche Tätigkeiten sind mit der Vergütung nach diesem Dienstvertrag abgegolten. Der Geschäftsführende Direktor ist verpflichtet, sämtliche solcher Organstellungen und Ämter jederzeit auf Verlangen der Gesellschaft oder spätestens bei Beendigung dieses Dienstvertrags niederzulegen. Die Regelung dieser Ziff. 1.4 findet keine Anwendung auf die Spark Inc. Tätigkeit, die ausschließlich durch einen gesonderten Dienstvertrag zwischen dem Geschäftsführenden Direktor und der Spark Networks, Inc. geregelt wird.

1.4 At the request of the Company, the Managing Director will also assume office in executive bodies and similar offices in companies in which the Company directly or indirectly holds an interest, or in affiliated companies within the meaning of Sec. 15 *et seq.* of the German Stock Corporation Act (*Aktiengesetz*) (jointly the "Group"), as well as offices in associations and similar organisations if the Company has an interest therein. The assumption of any of the aforementioned responsibilities does not constitute any separate service relationship. Any of the aforementioned activities are compensated by the remuneration stipulated under this service agreement. The Managing Director shall upon request by the Company, at the latest, however, upon expiry or termination of this service agreement, resign from all of the aforementioned offices. This provision of Sec. 1.4 does not apply to the Spark Inc. Services which are solely governed by the provisions of a separate service agreement between the Managing Director and Spark Networks, Inc.

1.5 Der Arbeitsplatz des Geschäftsführenden Direktors ist in Bezug auf seine Tätigkeit als geschäftsführender Direktor der

1.5 The Managing Director's place of work shall be, with respect to his position as managing director of the Company,

Gesellschaft Berlin, Deutschland, es sei denn, der Verwaltungsrat stimmt zu oder verlangt, jeweils unter Berücksichtigung der Interessen der Gesellschaft, dass der Geschäftsführende Direktor seine Arbeit an einem anderen Ort verrichtet.

Berlin, Germany, unless otherwise required or approved by the Administrative Board taking into account the Company's interests and business.

## 2. Treuepflichten / Betriebsgeheimnisse

## 2. Fiduciary Duties / Company Secrets

2.1 Der Geschäftsführende Direktor ist verpflichtet, Dritten gegenüber strengstes Stillschweigen über alle ihm im Rahmen seiner Tätigkeit anvertrauten oder sonst bekannt gewordenen geschäftlichen, betrieblichen oder technischen Information und Vorgänge zu wahren, die internen oder vertraulichen Charakter haben, jeweils sofern und soweit nicht nach zwingendem Recht etwas anderes angeordnet ist. Nach Beendigung des Dienstverhältnisses besteht diese Pflicht dauerhaft fort, auch im Falle einer Kündigung oder eines Eintritts in den Ruhestand.

2.1 The Managing Director is obliged to strictly maintain confidentiality *vis-à-vis* third parties regarding all business, operational or technical information and processes with which he is entrusted or of which he may otherwise become aware in the context of his work insofar as they are of an internal or confidential nature, in each case unless and to the extent otherwise required from time to time under mandatory law. This obligation shall continue beyond the end of his service relationship, also in case of termination of this service agreement or retirement.

2.2 Geschäftliche und betriebliche Unterlagen aller Art, auch in elektronischer Form, einschließlich persönlicher Aufzeichnungen über dienstliche Angelegenheiten, dürfen nur zu geschäftlichen Zwecken verwandt werden. Insbesondere ist untersagt, Kostenberechnungen, Statistiken, technische Einzelheiten und Ähnliches in Abschriften, Fotokopien oder Auszügen außerbetrieblich zu fertigen, zu benutzen oder an dritte Personen weiterzugeben.

2.2 Business and operational documents of any kind, also electronic data, including personal notes regarding business matters, may only be used for business purposes. In particular, it is prohibited to produce or make use of any transcripts, photocopies or excerpts of cost calculations, statistics, technical details and the like externally or to pass on such documents to third parties.

2.3 Unterlagen im Sinne der Ziffer 2.2, die der Geschäftsführende Direktor im Rahmen seines Dienstverhältnisses in Besitz hat, sind sorgfältig aufzubewahren und auf Verlangen der Gesellschaft jederzeit, spätestens bei Beendigung des Dienstverhältnisses, der Gesellschaft auszuhändigen. Gleiches gilt für sonstige Gegenstände, die sich im Eigentum oder Besitz der

2.3 All documents as defined under Sec. 2.2 above, which the Managing Director has in his possession in the course of the performance of his duties, must be stored in a secure place and handed back to the Company upon request by the Company at any time, no later, however, than upon termination of the service relationship. The aforesaid shall also ap-

Gesellschaft befinden. Gleiches gilt auch für die Rückgabe elektronisch gespeicherter Daten. Die Rückgabe von elektronisch gespeicherten Daten hat auf einem geeigneten Speichermedium zu erfolgen; der Geschäftsführende Direktor wird zugleich die Löschung dieser Daten auf allen Speichermedien bestätigen, auf die die Gesellschaft keinen Zugriff hat. Zurückbehaltungsrechte können durch den Geschäftsführenden Direktor nicht geltend gemacht werden.

ply for any other materials that are property of the Company. The same applies to the return of electronically stored data. The return of electronically stored data shall be effected by a proper storage device; the Managing Director will confirm at the same time the deletion of all data on any storage devices, which are not accessible by the Company. The Managing Director may not assert any rights of retention.

**3. Arbeitszeit / Nebentätigkeit**

3.1 Der Geschäftsführende Direktor hat seine volle Arbeitskraft und seine gesamten Kenntnisse und Erfahrungen der Gruppe zur Verfügung zu stellen. Die Parteien gehen dabei davon aus, dass der weit überwiegende Teil der Tätigkeit des Geschäftsführenden Direktor auf seine Spark Inc. Tätigkeit entfällt.

3.2 An bestimmte Arbeitszeiten ist der Geschäftsführende Direktor nicht gebunden. Der Geschäftsführende Direktor ist verpflichtet, unter Berücksichtigung seiner Pflichten im Rahmen der Spark Inc. Tätigkeit, jederzeit, wenn und soweit das Wohl der Gesellschaft es verlangt, zur Dienstleistung zur Verfügung zu stehen.

**3. Hours of work / Secondary Activity**

3.1 The Managing Director shall devote his entire working capacity and his entire knowledge and experience to the Group. The Parties, however, assume that the by far major part of the services of the Managing Director will be devoted to his Spark Inc. Services.

3.2 The Managing Director shall not be bound to fixed working hours. However, the Managing Director shall be at the Company's service at any time if and to the extent required by the Company's interests but taking into account also his duties in relation to his Spark Inc. Services.

**4. Vergütung**

4.1 Der Geschäftsführende Direktor erhält ab Vertragsbeginn als Vergütung für seine Tätigkeit als geschäftsführender Direktor der Gesellschaft ein Brutto-Jahresgehalt in Höhe von EUR 60.000,00, das in zwölf (12) gleichen monatlichen Raten, jeweils am Monatsende unter Einbehalt der gesetzlichen Abzüge bezahlt wird. Beginnt bzw. endet das Dienstverhältnis während bzw. vor Ablauf eines Kalenderjahres, so wird das Brutto-Jahresgehalt zeitanteilig gezahlt.

**4. Remuneration**

4.1 As of the commencement of this service agreement, the Managing Director shall receive an annual gross salary of EUR 60,000.00 for his activities as managing director of the Company which shall be paid in twelve (12) pro-rated monthly payments after statutory deductions are withheld at the end of each month. If this service agreement commences or ends during or before the end of a calendar year, the annual gross salary shall be paid on a pro rata basis.

4.2 Für den Fall, dass sich der Geschäftsführende Direktor in Deutschland privat kranken- und pflegeversichert, zahlt die Gesellschaft dem Geschäftsführenden Direktor einen Zuschuss zur privaten Kranken- und Pflegeversicherung in Höhe des Arbeitgeberanteils, wie er bei Versicherungspflicht in der gesetzlichen Kranken- und Pflegeversicherung bestünde, höchstens jedoch in Höhe der Hälfte des Betrags, den der Geschäftsführende Direktor tatsächlich für seine private Kranken- bzw. Pflegeversicherung aufzuwenden hat.

4.2 In case the Managing Director chooses a private health insurance and private nursing care insurance in Germany instead of the statutory insurance the Company pays a contribution to a private health insurance and a private nursing care insurance up to the amount which it would have to bear as its contribution to statutory health insurance and nursing care insurance for the Managing Director, but limited to half of the expenses actually incurred by the Managing Director.

4.3 Ein Anspruch auf Vergütung von Überstunden, Sonntags-, Feiertags- oder sonstiger Mehrarbeit besteht nicht.

4.3 There shall be no entitlement to remuneration for overtime, work on Sundays and statutory holidays or other additional work.

## 5. Krankheit, Tod

## 5. Illness, Death

5.1 Im Falle unverschuldeter Arbeitsverhinderung durch Krankheit oder Unfall bleibt der Vergütungsanspruch für die Dauer von drei (3) Monaten bestehen. Die Bezüge vermindern sich allerdings um diejenigen Beträge, die der Geschäftsführende Direktor für diesen Zeitraum von Dritten erhält, insbesondere aus einer Krankenversicherung oder Krankentagegeldversicherung. Der Geschäftsführende Direktor ist verpflichtet, der Gesellschaft unverzüglich und vollständig von derartigen Zahlungen Kenntnis zu geben.

5.1 In case of involuntary incapability to work due to illness or accident, the Managing Director's entitlement to remuneration shall continue for three (3) months. However, any amounts received by the Managing Director from third parties, in particular from his health insurance, shall be deducted from remuneration. The Managing Director is obliged to immediately inform the Company of such payments.

5.2 Im Falle des Todes des Geschäftsführenden Direktors während der Dauer dieses Dienstvertrages ist die Vergütung gemäß Ziffer 4.1 für den Sterbemonat und die sechs folgenden Kalendermonate, längstens aber bis zur Beendigung dieses Dienstvertrags, an den Ehegatten des Geschäftsführenden Direktors, ersatzweise an die unterhaltsberechtigten Kinder des

5.2 In the event of the Managing Director's death during the term of this service agreement, the remuneration must continue to be paid pursuant to Sec. 4.1 of this service agreement for the month of death and the six subsequent months to the Managing Director's spouse, alternatively to the Managing Director's dependent children (the latter as the owner of

Geschäftsführenden Direktors (letztere als Gesamtgläubiger), fortzuzahlen.

joint rights), for the longest, however, until the expiration of this service agreement.

## 6. Urlaub

Der Urlaubsanspruch des Geschäftsführenden Direktors regelt sich nach dem Dienstvertrag mit der Spark Networks, Inc., und ist damit abgegolten.

## 6. Vacation

The annual vacation is governed by the leave arrangement under the service agreement with the Spark Networks, Inc.

## 7. Arbeitsverhinderung

Der Geschäftsführende Direktor ist verpflichtet, jede Arbeitsverhinderung und deren voraussichtliche Dauer unverzüglich anzuzeigen. Auf Verlangen sind die Gründe der Arbeitsverhinderung mitzuteilen. Die Mitteilung hat an einen anderen geschäftsführenden Direktor, wenn ein solcher nicht vorhanden ist, an den Verwaltungsratsvorsitzenden zu erfolgen. Im Falle der Erkrankung ist der Geschäftsführende Direktor darüber hinaus verpflichtet, vor Ablauf des dritten Kalendertages seit Eintritt der Arbeitsunfähigkeit eine ärztliche Bescheinigung über die Arbeitsunfähigkeit sowie deren voraussichtliche Dauer vorzulegen.

## 7. Work Impediment

The Managing Director shall be obligated to inform the Company of any impediment to work and its expected duration without undue delay. The reasons for the work impediment shall be disclosed upon request. The notice shall be given to a fellow managing director or, as the case may be, to the chairman of the Administrative Board. In the event of illness, the Managing Director shall also be obligated to present a doctor's certificate relating to the incapacity for work and its expected duration before the expiry of the third calendar day since the occurrence of the incapacity for work.

## 8. D&O Versicherung

Die Gesellschaft wird für den Geschäftsführenden Direktor eine Vermögensschadenhaftpflichtversicherung (D&O Versicherung) abschließen. Die Gesellschaft ist berechtigt, die Versicherung ohne Zustimmung des Geschäftsführenden Direktors nach billigem Ermessen zu ändern, wenn die Deckungssumme den Risiken des Geschäftsbetriebs der Gesellschaft nicht mehr angemessen ist. Für diese Versicherung wird ein Selbstbehalt in Höhe von 10% des Schadens begrenzt je Kalenderjahr auf das Eineinhalbfache des festen Jahresbruttogehaltes gemäß Ziffer

## 8. D&O insurance

The Company will take out a D&O insurance for the benefit of the Managing Director. The Company is entitled to amend the policy at its equitable discretion without the Managing Director's consent if the coverage of the Company's business risks is no longer sufficient. The Parties agree on a deductible of 10% of the damage, limited to one and a half times the amount of the annual gross salary pursuant to Sec. 3.2 (Sec. 40(8) German SE Implementation Act (*SEAG*), Sec. 93(2) sentence 3 German Stock Corporation Act (*Aktiengesetz*).

3.2 vereinbart (§ 40 Abs. 8 SEAG, § 93 Abs. 2 Satz 3 AktG).

## 9. Auslagen

Dem Geschäftsführenden Direktor werden die von ihm bei dienstlichen Reisen und für Repräsentationszwecke im Interesse der Gesellschaft gemachten tatsächlichen Aufwendungen im Rahmen der vom Finanzamt anerkannten steuerlichen Höchstsätze ersetzt, soweit diese erforderlich und angemessen waren und der jeweils anwendbaren compliance policy der Gesellschaft entsprechen. Die Abrechnung erfolgt monatlich oder nach Anfall aufgrund solcher Belege, wie sie von den Finanzämtern als hinreichend für die Abzugsfähigkeit von Auslagen anerkannt werden.

## 9. Expenses

The Managing Director shall be reimbursed within the maximum tax rates recognized by the tax authorities for any expenses which were actually incurred on business trips or due to representation purposes in the Company's interest, as long as they were necessary and reasonable and in accordance with any compliance policy of the company as applicable from time to time. The expenses shall be balanced monthly or dependent on the accrual by means of such receipts acknowledged by the revenue offices as sufficient for the deduction of costs.

## 10. Vertragsdauer, Beendigung

10.1 Der Dienstvertrag tritt am 1. Dezember 2017 in Kraft und wird für die Zeit bis zum Ablauf des 30. November 2021 geschlossen. Über eine Vertragsverlängerung sollen die Parteien im Zeitraum von zwölf bis sechs Monaten vor Ablauf der Vertragsdauer verhandeln und entscheiden.

10.2 Der Anstellungsvertrag ist jederzeit, auch vor Ablauf der in Ziff. 10.1 geregelten Vertragslaufzeit ordentlich kündbar. Die Kündigungsfrist bestimmt sich nach der entsprechenden Regelung im Dienstvertrag mit der Spark Networks, Inc.

10.3 Der Widerruf der Bestellung zum geschäftsführenden Direktor gilt als Kündigung des Anstellungsvertrages zum nächstzulässigen Zeitpunkt. Beruht der Widerruf auf einem Grund, der nicht zugleich ein wichtiger Grund für die fristlose Kündigung des Dienstvertrags nach § 626 BGB ist (in diesem Fall endet dieser Anstellungsvertrag mit sofortiger Wirkung), so endet der Dienstvertrag erst mit Ablauf der in Ziffer 10.2 genannten

## 10. Term of Agreement, Termination

10.1 This service agreement shall take effect as of December 1, 2017 and is concluded for the period until the end of November 30, 2021. The parties shall negotiate and decide upon the extension of the service agreement within a period of twelve to six months prior to the expiration of the term of agreement.

10.2 Either Party has the right to terminate this service agreement at any time, also prior to the term pursuant to Sec. 10.1. The notice period is governed by the relevant provisions of the service agreement with the Spark Networks, Inc.

10.3 The revocation of the appointment as managing director shall be deemed notice of termination effective as of the earliest possible date. If this revocation is for a reason which does not constitute good cause for terminating this service agreement without notice according to Sec. 626 of the German Civil Code (*Bürgerliches Gesetzbuch – BGB*) (in this case this service agreement will end with immediate effect), this service agreement will not

Frist. Gleiches gilt bei Amtsniederlegung durch den Geschäftsführenden Direktor.

end until expiry of the notice period set forth in Sec. 10.2 above. The same shall apply if the Managing Director resigns from his office.

10.4 Der Dienstvertrag ist jederzeit aus wichtigem Grund fristlos kündbar.

10.4 The service agreement may be terminated for good cause without notice at any time.

10.5 Jede Kündigung bedarf zu ihrer Wirksamkeit der Schriftform.

10.5 Each notice of termination must be in writing.

10.6 Dieser Dienstvertrag endet automatisch, ohne dass es einer Kündigung bedarf, am Ende des Monats, in dem der Geschäftsführende Direktor die Regelaltersgrenze der gesetzlichen Rentenversicherung erreicht.

10.6 This service agreement will end, without any formal notice of termination, at the end of the month in which the Managing Director has reached the regular retirement age in the statutory pension scheme.

10.7 Zum Ablauf der Vertragsdauer wird der Geschäftsführende Direktor auf Verlangen sein Amt als geschäftsführender Direktor der Gesellschaft niederlegen.

10.7 As of the expiry of the term of this agreement, the Managing Director will withdraw from the office as managing director of the Company upon request.

## 11. Freistellung

Im Falle der Kündigung behält sich die Gesellschaft das Recht vor, den Geschäftsführenden Direktor bis zum Ablauf der Befristung bzw. Kündigungsfrist von der Verpflichtung zur Dienstleistung unwiderruflich freizustellen; sind Urlaubsansprüche offen, sind diese auf den Freistellungszeitraum anzurechnen. In der Zeit der Freistellung gilt § 615 BGB entsprechend mit der Folge, dass sich der Geschäftsführende Direktor einen in der Zeit der Freistellung durch Verwendung seiner Arbeitskraft erzielten Verdienst auf den Vergütungsanspruch gegenüber der Gesellschaft anrechnen lassen muss. Über derartige Einnahmen hat der Geschäftsführende Direktor die Gesellschaft unverzüglich zu informieren.

## 11. Release from Duties

In case of termination, the Company reserves the right to irrevocably discharge the Managing Director from his duties until expiry of the notice period; should there be any outstanding holiday entitlements, these shall be set off against the period of discharge. During the period of being released from duties Sec. 615 of the German Civil Code (*Bürgerliches Gesetzbuch*) shall apply accordingly, with the consequence that any earnings of the Managing Director generated by using his working capacity during the period of being released from duties shall be offset against his claim for remuneration vis-à-vis the Company. The Managing Director shall inform the Company of such earnings without undue delay.

## 12. Wettbewerbsverbot / Abwerbeverbot

## 12. Non-compete / non-solicitation covenant

12.1 Dem Geschäftsführenden Direktor ist es untersagt, für die Dauer dieses Dienstvertrags und für die Dauer von 12 Monaten nach Beendigung dieses Dienstvertrags in selbständiger, unselbständiger oder sonstiger Weise Geschäfte im Geschäftsbereich der Gesellschaft zu tätigen oder für ein Unternehmen tätig zu werden oder es auf andere Weise zu unterstützen, welches Geschäfte im Geschäftsbereich der Gesellschaft betreibt (hiernach „Wettbewerbsunternehmen") oder mit einem Wettbewerbsunternehmen i.S.d.§§ 15ff. AktG verbunden ist. In gleicher Weise ist es dem Geschäftsführenden Direktor für die Dauer dieses Dienstvertrags und für die Dauer von 12 Monaten nach Beendigung dieses Dienstvertrags untersagt, ein solches Unternehmen zu errichten, zu erwerben oder sich hieran unmittelbar oder mittelbar zu beteiligen. Dies gilt nicht bei Beteiligungen in Höhe von weniger als 5% am Aktienkapital börsennotierter Unternehmen (insgesamt das „Wettbewerbsverbot").

12.1 For the duration of this service agreement and for a period of 12 months after expiration/termination of this service agreement, the Managing Director undertakes not to engage in any activity whether self-employed, as employee or in any other capacity in the business field of the Company or to work for or otherwise support an enterprise that competes with the Company ("Competitor") or is affiliated with a Competitor according to Sec.15 *et seq.* of the German Stock Corporation Act (*Aktiengesetz*). Likewise, for the duration of this service agreement and for a period of 12 months after expiration/termination of this service agreement, the Managing Director may not establish or acquire a Competitor, or directly or indirectly hold an interest in any Competitor, other than an interest of less than 5% in the registered capital stock of listed stock corporations (altogether the "Non-Compete Obligation").

12.2 Das nachvertragliche Wettbewerbsverbot ist räumlich auf solche Länder beschränkt, in denen die Gruppe bei Ausscheiden des Geschäftsführenden Direktors geschäftlich tätig ist.

12.2 The post-contractual Non-Compete Obligation shall only apply for such countries in which the Group is active on the date of the expiration/termination of this service agreement becoming effective.

12.3 Dem Geschäftsführenden Direktor ist es untersagt, während der Dauer dieses Dienstvertrags und für die Dauer von 12 Monaten nach Beendigung des Dienstvertrags, Arbeitnehmer der Gesellschaft oder mit ihr verbundener Unternehmen für eigene oder fremde Zwecke abzuwerben, dritte Personen zur Abwerbung zu veranlassen oder diese bei Abwerbungsaktivitäten zu unterstützen. In demselben Zeitraum ist es dem Geschäftsführenden Direktor ebenfalls untersagt, direkt oder indirekt vertragliche Beziehungen zu Kunden der Gesellschaft, der von ihr beherrschten

12.3 For the duration of this service agreement and for a period of 12 months after the expiry/termination of this service agreement, the Managing Director undertakes not to solicit any other person employed by the Company or its affiliated companies for his own purpose or the purpose of any third party or motivate or support a third party to solicit such an employee. For the same period of time the Managing Director will not, neither directly nor indirectly, enter into or try to enter into an agreement with customers of the Company or its affiliated companies, for which the Managing Director has been acting

Unternehmen sowie der sonst mit ihr verbundenen Unternehmen, für die der Geschäftsführende Direktor tätig geworden ist, einzugehen oder dies zu versuchen. Dieses Verbot ist auf Kunden der Gesellschaft beschränkt, die in den letzten drei Jahren in Geschäftsbeziehungen mit der Gesellschaft bzw. der mit ihr verbundenen Unternehmen standen (insgesamt das „Abwerbeverbot").

for. This prohibition shall only be applicable for customers which have had business relations with the Company or its affiliated companies in the respective previous three years (altogether the "Non-Solicitation Obligation").

12.4 Die Gesellschaft zahlt dem Geschäftsführenden Direktor für die Dauer des nachvertraglichen Wettbewerbs- und Abwerbeverbots eine Entschädigung in Höhe von 50 % der zuletzt bezogenen Festvergütung gemäß Ziffer 4.1. Auf die Entschädigung werden Einkünfte angerechnet, die der Geschäftsführende Direktor während der Dauer des nachvertraglichen Wettbewerbs- und Abwerbeverbots durch anderweitige Verwendung seiner Arbeitskraft bezieht.

12.4 For the duration of the post-contractual Non-Compete Obligation and the post-contractual Non-Solicitation Obligation, the Company shall pay to the Managing Director a compensation of 50% of the fixed gross monthly salary pursuant to Sec. 4.1. Any other remuneration received by the Managing Director during the term of the post-contractual Non-Compete Obligation and the post-contractual Non-Solicitation Obligation shall be credited against the compensation payment.

12.5 Die Gesellschaft kann durch schriftliche Erklärung jederzeit, sowohl vor Beendigung des Dienstvertrages als auch danach, auf das nachvertragliche Wettbewerbsverbot und Abwerbeverbot verzichten mit der Folge, dass sie nach Ablauf von sechs (6) Monaten von der Zahlung der Entschädigung befreit ist. Endet das Anstellungsverhältnis, weil der Geschäftsführende Direktor die Regelaltersgrenze in der gesetzlichen Rentenversicherung erreicht hat oder dauerhaft dienstunfähig ist, tritt das nachvertragliche Wettbewerbs- und Abwerbeverbot nicht in Kraft. Im Fall einer Kündigung aus wichtigem Grund steht dem kündigungsberechtigten Vertragsteil das Recht zu, innerhalb eines (1) Monats nach Ausspruch der Kündigung aus wichtigem Grund durch schriftliche Erklärung gegenüber dem anderen Teil das nachvertragliche Wettbewerbs- und Abwerbeverbot mit

12.5 The Company may at any time by written declaration, prior to or after the termination of this service agreement, waive the post-contractual Non-Compete Obligation and the post-contractual Non-Solicitation Obligation, whereupon the Company, as of the expiry of a notice period of six (6) months, is relieved from its obligation to the compensation payments. In the event this service agreement expires because the Managing Director reaches the standard retirement age under the statutory retirement pension scheme or is permanently unfit for service (*dauerhaft dienstunfähig*), the post-contractual Non-Compete Obligation and the post-contractual Non-Solicitation Obligation shall not apply. In the event of a termination for cause (*Kündigung aus wichtigem Grund*) the relevant terminating Party may, within one (1) month after the announcement of the termination for cause, cancel the post-contractual Non-Compete Obligation and

sofortiger Wirkung entschädigungslos aufzuheben.

the post-contractual Non-Solicitation Obligation by written notice *vis-à-vis* the relevant other party with immediate effect and without any compensation.

12.6 Für jede Handlung, durch die der Geschäftsführende Direktor das (nachvertragliche) Wettbewerbs- und/oder Abwerbeverbot gemäß vorstehenden Ziffern 12.1 bis 12.2 schuldhaft verletzt, hat er eine Vertragsstrafe in Höhe eines Bruttomonatsgehalts nach Ziffer 4.1 zu zahlen. Besteht die Verletzungshandlung in der kapitalmäßigen Beteiligung an einem Wettbewerbsunternehmen oder der Eingehung eines Dauerschuldverhältnisses (z.B. Arbeits-, Dienst-, Handelsvertreter oder Geschäftsführerverhältnis), wird die Vertragsstrafe für jeden angefangenen Monat, in dem die kapitalmäßige Beteiligung oder das Dauerschuldverhältnis besteht, neu verwirkt (Dauerverletzung). Mehrere Verletzungshandlungen lösen jeweils gesonderte Vertragsstrafen aus, gegebenenfalls auch mehrfach innerhalb eines Monats. Erfolgen dagegen einzelne Verletzungshandlungen im Rahmen einer Dauerverletzung, sind sie von der für die Dauerverletzung verwirkten Vertragsstrafe mit umfasst. Bei Verwirkung mehrerer Vertragsstrafen ist der Gesamtbetrag der zu zahlenden Vertragsstrafen auf das Sechsfache (6) eines Bruttomonatsgehalts begrenzt. Die Geltendmachung von Schäden, die über die verwirkte Vertragsstrafe hinausgehen, sowie die Geltendmachung sonstiger Rechte, z.B. Unterlassungsansprüche, bleiben vorbehalten.

12.6 For each culpable breach of the (post-contractual) Non-Compete Obligation and/or (post-contractual) Non-Solicitation Covenant pursuant to preceding Sec. 12.1 through Sec. 12.2, the Managing Director shall pay a contractual penalty equal to the gross monthly salary pursuant to Sec. 4.1. Should the breach consist of participating in the capital of a Competitor or entering into a contract for the performance of a continuing obligation (e.g. an employment, service, commercial agency or consultancy contract), the contractual penalty shall be imposed anew for each full or partial month in which the capital participation or the contract for the performance of a continuing obligation exists (ongoing breach). Multiple breaches shall each trigger a separate contractual penalty, possibly also more than once within one month. However, if individual breaches occur within the scope of an ongoing breach, they shall be covered by the contractual penalty owed for the ongoing breach. If several contractual penalties are incurred, the total amount payable is limited to an aggregate amount of six (6) gross monthly salaries. The Company reserves the right to assert damages over and above the contractual penalty imposed, as well as other rights, e.g. the right to claim injunctive relief.

12.7 Soweit in diesem Dienstvertrag nichts anderes geregelt ist, gelten die §§ 74 ff. HGB entsprechend. Dies gilt insbesondere für die geltungserhaltende Reduktion nach § 74a HGB.

12.7 If not stipulated otherwise in this service agreement, Sec. 74 et seq. of the German Commercial Code (*Handelsgesetzbuch*), shall apply accordingly. In particular, this applies to the provision on blue-pencilling

(*geltungserhaltende Reduktion*) pursuant to Sec. 74a German Commercial Code.

## 13. Rechte an Arbeitsergebnissen

13.1 Der Geschäftsführende Direktor verpflichtet sich dazu, sämtliche Materialien, Daten, Informationen, Schöpfungen, Erfindungen, Erkenntnisse, Werke und sonstige Arbeitsergebnisse, die er während der Dauer dieses Anstellungsverhältnisses erstellt, sei es während der Tätigkeit oder – sofern ein Bezug zur Tätigkeit aufgrund dieses Dienstvertrags besteht – außerhalb der Tätigkeit (die "Arbeitsergebnisse"), zu dokumentieren und umgehend gegenüber der Gesellschaft offenzulegen und diese Arbeitsergebnisse gegenüber Dritten gemäß Ziffer 2 dieser Vereinbarung geheim zu halten.

13.2 Der Geschäftsführende Direktor verpflichtet sich darüber hinaus, der Gesellschaft alle Originale und Kopien jeglicher Arbeitsergebnisse, unabhängig von ihrer Form oder ihrem Speichermedium, jederzeit auf Verlangen zu übergeben.

13.3 Der Geschäftsführende Direktor erkennt an, dass sämtliche Geistigen Eigentumsrechte (wie nachfolgend definiert) und alle sonstigen Rechte, die an den Arbeitsergebnissen bestehen, aus ihrer Nutzung entstehen und/oder in ihnen verkörpert sind (insgesamt die "Rechte an den Arbeitsergebnissen"), im Zeitpunkt ihrer Entstehung vollständig und ohne Einschränkung auf die Gesellschaft übergehen. Der Geschäftsführende Direktor überträgt bereits hiermit sämtliche Rechte an den Arbeitsergebnissen auf die Gesellschaft. Die Gesellschaft nimmt diese Übertragung hiermit an.

13.4 "Geistige Eigentumsrechte" meint alle registrierten oder unregistrierten, angemeldeten oder (noch) nicht angemeldeten, schutzrechtsfähigen oder

## 13. Rights to Work Results

13.1 The Managing Director undertakes to document and disclose immediately vis-à-vis the Company all materials, data, information, creations, inventions, findings, works and other work results, in the creation of which he is involved in during his service relationship, be it during working hours or – provided that a connection to his activity pursuant to this agreement exists – outside of working hours (the "Work Results"), and to keep these Work Results confidential vis-à-vis third parties in accordance with Sec. 2 of this agreement.

13.2 Upon request by the Company, the Managing Director, moreover, undertakes to forward all and any original Work Results and copies thereof to the Company, regardless of form or storage media at any time.

13.3 The Managing Director acknowledges that all Intellectual Property Rights (as defined hereinafter) and all other rights which exist with respect to Work Results or result from their usage and/or are embodied within them (collectively the "Rights to the Work Results") are passed on to the Company, in their entirety and without limitation, at the time of their development. The Managing Director hereby transfers all Rights to the Work Results to the Company. The Company accepts such transfer.

13.4 "Intellectual Property Rights" means all registered or unregistered, filed or not (yet) filed, protectable or non-protectable

nicht schutzrechtsfähigen geistigen Eigentumsrechte und gewerblichen Schutzrechte, insbesondere (ohne hierauf beschränkt zu sein) (A) alle Rechte an (i) Computerprogrammen bzw. Computersoftware, (ii) jeder Form von Quellcode, Objektcode und jeder anderen Form von Code einschließlich von dem Code zugrunde liegenden Algorithmen, (iii) Datenbanken, APIs, Applikationen, Hardware oder Halbleitertopographien, (iv) Patenten, Gebrauchs- oder Geschmacksmustern, Designrechten und Urheberrechten (soweit nicht schon von vorstehenden Ziffern (i) bis (iii) erfasst), (v) Geschäftsgeheimnissen und Know-How (im Sinne von nicht öffentlich zugänglichem Wissen, das z.B. für die Nutzung oder Weiterentwicklung von Soft- oder Hardwarekomponenten nützlich oder erforderlich ist), sowie (B) alle anderen Rechte an Informationen, Zeichnungen, Plänen, technischen Notizen, Prototypen, Prozessen, Methoden, Algorithmen, jedweder technikbezogener Dokumentation, Ideen, Konzepten und sonstigen Arbeitsergebnissen, sei es, dass diese dem Anwendungsbereich des UrhG, PatentG, GebrMG, GeschmMG oder anderer (in- oder ausländische) Gesetze unterfallen.

intellectual property rights and commercial proprietary rights, in particular (without limitation) (A) all rights to (i) computer programs or computer software, (ii) any form of source code, object code, and any other form of code including algorithms underlying code, (iii) databases, APIs, applications, hardware, or semiconductor topographies, (iv) patents, utility patents, design patents, design rights and copyrights (to the extent not already included in digits (i) through (iii) above), (v) business secrets and know-how (in the sense of not publicly-accessible knowledge, which is useful or required, e.g., for the use or further development of soft- or hardware components), as well as (B) all other rights to information, drawings, plans, technical notes, prototypes, methods, algorithms, any technology-related documentation whatsoever, ideas, concepts, irrespective of whether these fall into the scope of application of the German Copyright Act (*Urhebergesetz*), Patent Act (*Patentgesetz*), Utility Patent Act (*Gebrauchsmustergesetz*), Design Patent Act (*Geschmacksmustergesetz*) or any other (domestic or foreign) laws.

13.5 Für den Fall, dass die unter der vorstehenden Ziffer 13.3 vorgesehene Rechtsübertragung nicht wirksam nach zwingend anwendbarem Recht bewirkt werden kann, insbesondere im Hinblick auf das Urheberpersönlichkeitsrecht, räumt der Geschäftsführende Direktor der Gesellschaft hiermit ein umfassendes, ausschließliches, räumlich und zeitlich unbegrenztes und für alle, auch neuen Nutzungsarten uneingeschränkt geltendes Nutzungsrecht an den Rechten an den Arbeitsergebnissen ein. Zu den übertragenen Rechten gehören insbesondere, aber nicht ausschließlich, das räumlich, zeitlich und inhaltlich

13.5 In case that the intended transfer of rights pursuant to Sec. 13.3 is not effected due to applicable compulsory law, particularly with respect to the moral right (*Urheberpersönlichkeitsrecht*), the Managing Director hereby transfers to the Company irrevocably an exclusive usage and exploitation right with respect to the Rights to the Work Results that is unlimited from a temporal and territorial perspective and comprises all types of usage including new types of usage. This transfer includes, but is not limited to publicity rights (Sec. 12 German Copyright Act), reproduction rights (Sec. 16 German Copyright Act), distribution rights (Sec. 17 German Copyright Act), exhibition rights

unbeschränkte und frei übertragbare Veröffentlichungsrecht (§ 12 UrhG), Vervielfältigungsrecht (§ 16 UrhG), Verbreitungsrecht (§ 17 UrhG), Ausstellungsrecht (§ 18 UrhG), das Vortrags-, Aufführungs- und Vorführungsrecht (§ 19 UrhG), das Recht der öffentlichen Zugänglichmachung (§ 19a UrhG), das Senderecht (§ 20 UrhG), das Recht der Wiedergabe durch Bild- und Tonträger (§ 21 UrhG), die Rechte nach § 22 UrhG sowie das Recht zur Bearbeitung und Umgestaltung der Arbeitsergebnisse (§ 23 UrhG).

(Sec. 18 German Copyright Act), the right of recital, performance and presentation (Sec. 19 German Copyright Act), the right to make available to the public (Sec. 19a German Copyright Act), broadcasting rights (Sec. 20 German Copyright Act), the right to reproduce through image carrier and sound storage medium (Sec. 21 German Copyright Act), the rights pursuant to Sec. 22 German Copyright Act and the right of processing and rearrangement of Work Products (Sec. 23 German Copyright Act), which are unlimited from a temporal and territorial perspective and freely transferable.

13.6 Der Geschäftsführende Direktor verpflichtet sich, auf Verlangen der Gesellschaft umgehend alle Dokumente zur Verfügung zu stellen und jede Unterstützung zu leisten, die erforderlich ist, damit die Gesellschaft die Rechte an den Arbeitsergebnissen erlangt.

13.6 Upon request by the Company, the Managing Director undertakes to immediately make available all documents and to render any assistance necessary to enable the Company to obtain the Rights to the Work Results.

13.7 Die Parteien sind sich einig, dass eine zukünftige Beendigung dieses Dienstvertrags keine Auswirkungen auf die Weitergeltung der erfolgten Rechteübertragung bzw. -einräumung hat.

13.7 The Parties agree that a future termination of this agreement shall not affect the continuing validity of the transfer and grant of rights.

13.8 Die Übertragung der Rechte an den Arbeitsergebnissen und die weiteren unterstützenden Handlungen sind durch die Vergütung nach Ziffer 4 abgegolten.

13.8 The transfer of the Rights to the Work Results and other supporting actions are entirely compensated by the remuneration pursuant to Sec. 4.

## 14. Aufhebung bestehender Verträge; Ausschlussklausel

## 14. Termination of existing agreements; forfeiture of claims

14.1 Ansprüche des Geschäftsführenden Direktors und der Gesellschaft aus dem Dienstverhältnis verfallen, wenn sie nicht innerhalb von drei Monaten nach ihrer Fälligkeit gegenüber der anderen Partei in Textform (§ 126b BGB; z.B. per Brief, Fax, E-Mail) geltend gemacht werden.

14.1 All claims of the Managing Director and the Company arising from the service relationship must be asserted in text form (Sec. 126b of the German Civil Code, e.g. letter, fax, e-mail) within three months as of their due date; otherwise they shall be deemed forfeited.

14.2 Lehnt die andere Partei den Anspruch ab oder erklärt sie sich nicht innerhalb von zwei Wochen nach der Geltendmachung des Anspruchs, verfällt dieser, wenn er

14.2 If the other party rejects such claim or does not react within two weeks of such claim having been asserted, it shall be deemed forfeited if not pursued by the

nicht innerhalb von drei Monaten nach Ablehnung oder Fristablauf gerichtlich geltend gemacht wird.

claiming party through court action within three months after the said rejection or expiry of the two-week period.

14.3 Die vorstehenden Bestimmungen unter Abs. 1 und 2 gelten nicht bei einer Haftung wegen Vorsatzes und grober Fahrlässigkeit, bei einer Haftung wegen fahrlässiger Verletzung des Lebens, des Körpers oder der Gesundheit, für Ansprüche aus unerlaubter Handlung, für Ansprüche, auf die nur mit Zustimmung Dritter verzichtet werden kann, für Ansprüche auf ein gesetzliches Mindestentgelt sowie für andere unverzichtbare Ansprüche.

14.3 The foregoing provisions under paras. (1) and (2) shall not apply to claims based on liability for intentional acts or gross negligence, in case of liability for negligent injury to life, body and/or health, to claims arising out of tort, to claims that can only be waived with third party consent, to claims to a statutory minimum wage as well as to other claims that may not be waived.

## 15. Schlussbestimmungen

## 15. Final Provisions

15.1 Dieser Dienstvertrag unterliegt deutschem Sachrecht.

15.1 This contract is governed exclusively by the substantive laws of Germany.

15.2 Der Gerichtsstand für alle Ansprüche aus und im Zusammenhang mit diesem Dienstvertrag ist, soweit gesetzlich zulässig, Berlin.

15.2 The place of jurisdiction for all disputes arising from or in connection with this service agreement is – to the extent permissible under applicable statutory law – Berlin (Germany).

15.3 Nebenabreden zu diesem Dienstvertrag bestehen – außer der in diesem Dienstvertrag ausdrücklich aufgeführten Vereinbarungen – nicht. Sämtliche Änderungen oder Ergänzungen dieses Dienstvertrages bedürfen der Schriftform. Dieses Schriftformerfordernis gilt auch für die Aufhebung dieser Schriftformklausel. Unberührt bleiben Individualabreden im Sinne des § 305b BGB.

15.3 No side agreements are in place between the Parties (unless explicitly referred to herein). Changes, side letters and amendments must be in writing. This also applies to a cancellation of the written-form requirement. The only exceptions are individual agreements stipulated in Sec. 305b of the German Civil Code (*Bürgerliches Gesetzbuch*).

15.4 Falls einzelne Bestimmungen dieses Anstellungsvertrages unwirksam sein oder werden sollten oder dieser Dienstvertrag Lücken enthält, wird dadurch die Wirksamkeit der übrigen Bestimmungen nicht berührt. Anstelle der unwirksamen Bestimmung gilt diejenige wirksame Bestimmung als vereinbart, welche dem Sinn und Zweck der unwirksamen Bestimmung entspricht. Im Falle von Lücken gilt diejenige Bestimmung als

15.4 If any provision of this service agreement or any part of such provision is or becomes invalid or unenforceable or is missing, the other provisions of this service agreement shall not be affected thereby. The invalid or unenforceable or missing provision shall be replaced by a valid and enforceable provision, the effect of which comes as close as possible to the intended economical effect of the invalid or unen-

vereinbart, die dem entspricht, was nach Sinn und Zweck dieses Anstellungsvertrages vernünftigerweise vereinbart worden wäre, hätten die Parteien die Angelegenheit von vornherein bedacht. Die Parteien sind sich darüber einig, dass § 139 BGB durch diese Ziffer 15.4 vollständig abbedungen wird und keine Anwendung findet.

15.5 Im Falle eines Konflikts zwischen dem Inhalt der deutschen und der englischen Fassung dieses Anstellungsvertrages ist die deutsche Fassung maßgebend.

forceable or missing provision. The Parties agree that Sec. 139 German Civil Code is completely excluded by this Sec. 15.4 and, therefore, does not apply.

15.5 In case of a conflict between the German and the English version of this service agreement the German version shall prevail.

15.6 For purposes of this service agreement, "Section 409A" means Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the U.S. Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The parties intend that any amounts payable hereunder that could constitute "deferred compensation" within the meaning of Section 409A will be compliant with Section 409A. Notwithstanding anything in this service agreement to the contrary, in the event that the Managing Director is deemed to be a "specified employee" within the meaning of Section 409A(a)(2)(B)(i), no payments hereunder that are "deferred compensation" subject to Section 409A shall be made to the Managing Director prior to the date that is six (6) months after the date of the Managing Director's "separation from service" (as defined in Section 409A) or, if earlier, the date of the Managing Director's death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day. For purposes of Section 409A, each of the payments that may be made hereunder is designated as a separate payment. For purposes of this service agreement, with respect to payments of any amounts that are considered to be "deferred compensation" subject to Section 409A, references to "termination of

employment" (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A. To the extent that any reimbursements under this service agreement are taxable to the Managing Director, any such reimbursement payment due to the Managing Director shall be paid to the Managing Director as promptly as practicable consistent with Company practice following the Managing Director's appropriate itemization and substantiation of expenses incurred, and in all events on or before the last day of the Managing Director's taxable year following the taxable year in which the related expense was incurred. The taxable reimbursements under this service agreement that could constitute "deferred compensation" within the meaning of Section 409A are not subject to liquidation or exchange for another benefit, and the amount of such benefits and reimbursements that the Managing Director receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Managing Director receives in any other taxable year.

* * * * *

[*Unterschriftenseite folgt // Signature Page follows*]

[*Unterschriftenseite // Signature Page*]

**Für die Gesellschaft // For the Company:**

| | |
|---|---|
| Name: | **David Khalil** |
| Position // Capacity: | Vorsitzender des Verwaltungsrats // Chairperson of the Company's administrative board |
| Ort, Datum // City, Date: | |

*(Unterschrift // Signature)*

**Der Geschäftsführende Direktor // The Managing Director:**

| | |
|---|---|
| Name: | **Robert O'Hare** |
| Ort, Datum // City, Date: | NEW YORK NY / JANUARY 11, 2018 |

*(Unterschrift // Signature)*